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                                                                Exhibit 21.0


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                          MICROCOM, INC. SUBSIDIARIES

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Name of Subsidiary                              Jurisdiction of Incorporation

Microcom (UK) Limited                           England

Microcom Caribe, Inc.                           Delaware, USA

Connectivity, Ltd.                              U.S. Virgin Islands

MNP Sales B.V.                                  Netherlands

MNP Hong Kong Limited                           Hong Kong

Microcom Systems, Inc.                          Delaware, USA

MNP France S.A.R.L.                             France

Extension Technology Corp.                      Delaware, USA

Vermogensverwaltungsgesellschaft mbH            Germany

Each subsidiary listed above is a wholly-owned subsidiary of Microcom, Inc. except for MNP Hong Kong which is a wholly-owned subsidiary of MNP Sales B.V., which in turn is a wholly-owned subsidiary of Microcom, Inc.

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